Exhibit 99.1

Sportsman’s Warehouse Holdings, Inc. Announces Exercise of Over-Allotment Option

MIDVALE, UT, May 21, 2014 — Sportsman’s Warehouse Holdings, Inc. (NASDAQ:SPWH) (“Sportsman’s”) today announced that the underwriters of its previously announced initial public offering of common stock partially exercised the over-allotment option granted at the time of the initial public offering and have purchased an additional 1,400,000 shares of common stock at the public offering price of $9.50 per share, less underwriting discounts and commissions, which consists of 350,000 shares sold by Sportsman’s and 1,050,000 shares sold by affiliates of Seidler Equity Partners III, L.P.

Including the sale of the additional shares subject to the over-allotment option, the aggregate net proceeds to Sportsman’s, after deducting underwriting discounts and commissions and our estimated offering expenses, is expected to be approximately $73.4 million.

Sportsman’s used all of the $70.3 million of net proceeds from the initial public offering to repay amounts outstanding under its term loans. Sportsman’s intends to use the additional net proceeds for general corporate purposes, which may include the repayment of additional amounts outstanding under its term loans.

Credit Suisse and Goldman, Sachs & Co. acted as joint book-running managers and the representatives of the underwriters. Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., Piper Jaffray & Co., Wells Fargo Securities and D.A. Davidson & Co. acted as co-managers.

The offering was made only by means of a prospectus forming part of a registration statement relating to the offering declared effective by the U.S. Securities and Exchange Commission on April 16, 2014. A copy of the final prospectus relating to the offering may be obtained by mail from the Credit Suisse Securities (USA) LLC Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: 1-800-221-1037 or by emailing newyork.prospectus@credit-suisse.com, or from the offices of Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sportsman’s

Sportsman’s Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

Contact

Investor:

ICR, Inc.

Farah Soi/Rachel Schacter

203-682-8200

investors@sportsmanswarehouse.com

Media:

Karen Seaman, Chief Marketing Officer

Sportsman’s Warehouse

kseaman@sportsmanswarehouse.com